UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2012

DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 483-7111

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 29, 2012, Jeffrey J. Bata joined Deluxe Corporation (the “Company”) as Vice President, Controller and Chief Accounting Officer. Terry D. Peterson, Senior Vice President and Chief Financial Officer, who previously held both the principal financial officer and principal accounting officer roles for the Company, relinquished the principal accounting officer role to Mr. Bata as of June 29, 2012, but continues to serve as the Company's principal financial officer.

Prior to joining the Company, Mr. Bata, age 46, served as Vice President and Chief Financial Officer for Carlson Marketing Worldwide, Inc. (“CMW”), from August 2009 to February 2011. CMW is a global loyalty marketing services, engagement and events provider, and a division of Aimia, Inc., a Canadian-based publicly traded loyalty management company. Mr. Bata also held a number of other financial leadership roles during his 18-year career with Carlson Companies, Inc. (“Carlson”), a leading global hotel, restaurant, and travel services company operating in more than 150 countries, including serving as Vice President and Chief Accounting Officer for Carlson from April 2008 to August 2009, and Vice President and Chief Financial Officer for Carlson Hotels from May 2006 to April 2008.

Mr. Bata will be paid an annual salary of $250,000 and will be a participant in the Company's Annual Incentive Plan at a targeted bonus level of 35% of base salary, under which payouts are dependent upon achievement of individual and Company performance objectives and approval of the Compensation Committee of the Board of Directors. In addition, Mr. Bata was awarded 2,002 stock options and 701 shares of restricted stock as part of his hire package, and will be eligible to participate in the Company's Long-Term Incentive Plan beginning in 2013.

Mr. Bata has no family relationships with any director or other executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2012

DELUXE CORPORATION
/s/ Terry D. Peterson
Terry D. Peterson
Senior Vice President,
Chief Financial Officer

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